SUBLEASE FOR MODIFIED GROSS LEASE

1. **PARTIES.**

This Sublease, dated December 14, 2021, is made between American BioInnovations, LLC, a Maryland corporation ("Sublessor") and FSD Pharma, Inc, a Delaware corporation ("Sublessee").

2. **LEASE.**

Sublessor is the "Tenant" under a written Lease dated March 29, 2013, (as may be amended from time to time, the "Prime Lease") wherein St. John Properties, Inc. ("Landlord") leased to Sublessor 2,550 rentable square feet of area described as 53 Loveton Circle, Suite 104, Sparks, Maryland 21152 all as more particularly described in the Prime Lease (the "Premises").

3. **SUBLEASE PREMISES.**

Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor, on the terms and conditions set forth in this Sublease, approximately 880.2 square feet, or 35 percent of 2,550 square feet (See Exhibit 1, attached) rentable square feet of area, which space is commonly known as 53 Loveton Circle, Suite 104, Sparks, Maryland 21152 (the "Sublease Premises").

4. **WARRANTY BY SUBLESSOR.**

Sublessor warrants and represents to Sublessee that as of the date hereof, the Prime Lease has not been amended or modified except as expressly set forth herein, that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default of breach of any of the provisions of the Prime Lease, and that Sublessor has no knowledge of any claim by Landlord that Sublessor is in default or breach of any of the provisions of the Prime Lease.

5. **SUBORDINATE TO PRIME LEASE; NO ACTS**

This Sublease is and shall be at all times and in all respects subject and subordinate to the terms and conditions of the Prime Lease, as the Prime Lease may be amended from time to time. A copy of the Prime Lease is attached hereto as Exhibit A and incorporated herein by this reference. Sublessor remains primarily and fully liable for all of its covenants, obligations, agreements, liabilities, duties, and payments under the Prime Lease. The Prime Lease remains in full force and effect and unchanged in any respect.

Sublessee (i) leases the Sublease Premises from Sublessor on the same terms and conditions as contained in the Prime Lease; (ii) agrees to be bound by all of the covenants, restrictions, terms, and conditions of the Prime Lease in its use and occupancy of the Sublease Premises; (iii) covenants and agrees to perform all obligations of Sublessor arising under the Prime Lease during the Sublease Term (as hereinafter defined), and to refrain from violating or breaching any of the terms, covenants, restrictions, and conditions of the Prime Lease; and (iv) agrees to be bound to Sublessor as if Sublessor were the "Landlord" under the Prime Lease and acknowledges and agrees that in the case of any breach hereof by Sublessee, Sublessor shall have all the rights against Sublessee as would be available to Landlord as "Tenant" under the Prime Lease. Neither Sublessor nor Sublessee shall do or cause

to be done or suffer or permit any act to be done which would cause the Prime Lease, or the rights of Sublessor as "Tenant" under the Prime Lease, to be endangered, cancelled, terminated, forfeited or surrendered, or which would or might cause Sublessor to be in default thereunder or liable for any damage, claim or penalty.

As between Sublessor and Sublessee: (i) the terms, conditions and respective obligations of Sublessor and Sublessee to each other under this Sublease shall control; and (ii) in the event of any conflict between the Prime Lease and this Sublease, the terms and conditions of this Sublease shall govern. As between the Sublessee and Landlord: (i) this Sublease and all terms and conditions set forth herein shall be subject and subordinate to the terms and conditions of the Prime Lease (including, without limitation, the indemnity provisions of the Prime Lease); and (ii) in the event of any conflict between the terms and conditions of the Prime Lease and this Sublease, the terms and conditions of the Prime Lease shall govern.

6. TERM.

The Term of this Sublease ("Sublease Term") shall commence on the later of January 1, 2022, or the date on which Landlord consents to this Sublease (if such consent is required under the Lease) ("Sublease Commencement Date"), and shall expire on December 31, 2022 ("Sublease Termination Date"). Possession of the Sublease Premises ("Possession") shall be delivered to Sublessee on the Sublease Commencement Date. If for any reason Sublessor does not deliver Possession to Sublessee on the Sublease Commencement Date, Sublessor shall not be subject to any liability for such failure, and the validity of this Sublease shall not be impaired, but rent shall abate until delivery of Possession. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within sixty (60) days after the Sublease Commencement Date, then at any time thereafter and before delivery of Possession, Sublessee may give written notice to Sublessor of Sublessee's intention to cancel this Sublease. If Sublessor permits Sublessee to take Possession prior to the Sublease Commencement Date, such early Possession shall not advance the Sublease Termination Date and shall be subject to the provisions of this Sublease, including without limitation the payment of rent.

7. RENT.

A. **Basic Rent**. Sublessee shall pay to Sublessor at Sublessor's address at 53 Loveton Circle, Suite 104, Sparks, Maryland 21152 or at such other place as Sublessor shall designate from time to time by notice to Sublessee, without deduction, set off, notice, or demand, a basic rental of One thousand three hundred seventy-one ($1,371.00) per month (the "Basic Rent"), to be paid in advance on the first day of each month of the Sublease Term. Sublessee shall pay to Sublessor upon execution of this Sublease the sum of Two thousand seven hundred forty-two ($ 2,742.00) of which One thousand three hundred seventy-one ($ 1,371.00) shall serve as rent for the first (1st) month of the Sublease Term and One thousand three hundred seventy-one ($1,371.00) shall be held as a Security Deposit for Sublessee's performance under this Sublease. Beginning with the first anniversary of the Sublease Commencement Date and continuing on each anniversary of the Sublease Commencement Date thereafter (if any) for the remainder of the Sublease Term, the Basic Rent shall be increased by an amount equal to three percent (3 %) of the previous year's rent, which sum shall be payable in equal monthly installments in advance as herein set forth. If the Sublease Term

commences or expires on a day other than the first or last day of a month, the rent for the partial months shall be prorated on a per diem basis.

B. <u>Additional Rent</u>. In addition to and together with the monthly installments of Basic Rent, Sublessee shall pay to Sublessor, as additional rent, all other sums of money as shall become due and payable by Sublessor under the Prime Lease with respect to the Sublease Premises as additional rent ("Additional Rent"), including, but not limited to, the payment of the following expenses, which shall be paid in the manner and amounts set forth in the Prime Lease:

(i) "Tenant's Pro-Rata Share of Water/Sewer Water Well and Septic Charges" as defined in Section 4 of the Prime Lease. However, if in Landlord's sole judgment, the water/sewer water well and septic charges for the Sublease Premises are substantially higher than normal due to Sublessee's water usage, then Sublessee agrees that it will, upon written notice from Landlord, install a water meter at Sublessee's expense and thereafter pay all water charges for the Sublease Premises based on such meter readings;

(ii) "Tenant's Pro-Rata Share of Taxes" as defined in Section 4 of the Prime Lease;

(iii) "Tenant's Pro-Rata Share of Common Area Expenses", as defined in Section 4 of the Prime Lease; and

(iv) "Tenant's Pro-Rata Share of Trash Removal Services", as defined in Section 4 of the Prime Lease.

8. UTILITIES.

Sublessee shall apply for and pay all costs of electricity, gas, telephone and other utilities used or consumed on the Sublease Premises, together with all taxes, levies or other charges on such utilities.

9. MAINTENANCE.

Sublessee will, during the Sublease Term, keep the Sublease Premises and appurtenances thereto (including, but not limited to, interior and exterior windows, interior and exterior doors, interior plumbing, heating, ventilating and air conditioning (HVAC), and interior electrical) in good order and condition and will make all necessary repairs or replacements thereof at its own expense. Sublessee will be responsible for all exterminating services, except termites, required in the Sublease Premises. Sublessee will, at the expiration of the Sublease Term, deliver up the Sublease Premises in the same good order and condition as they were at the beginning of the subtenancy, reasonable wear and tear excepted.

10. IMPROVEMENTS.

Sublessee shall accept the Sublease Premises in "broom clean, as is" condition. Sublessee shall deliver up the Sublease Premises to Sublessor upon the expiration or earlier termination of this Sublease in the same "broom clean, as is" condition in which it was received. Notwithstanding anything to the contrary contained in the Prime Lease or contained herein, in no event shall Sublessee make alterations or improvements of any kind to the Sublease Premises without Landlord's prior written consent. Landlord may grant, condition, or withhold such consent in its absolute and sole discretion.

11. DEFAULT.

In case default is made by Sublessee in the payment of any rents herein agreed to be paid, or in case default is made in the performance of any other covenant or agreement herein contained on the part of Sublessee, and if such default shall continue for five (5) days after notice thereof in writing given by Sublessor, its agents or attorney, to Sublessee, or should Sublessee become bankrupt or make an assignment for the benefit of creditors or permit any committee or representatives of Sublessee's creditors to oversee Sublessee's business or should an attachment or execution be levied against the Sublease Premises or any of Sublessee's fixtures or merchandise in the Sublease Premises and the same not be released, vacated or bonded within ten (10) days after levy, then, in any of such event, Sublessor may terminate this Sublease forthwith and take full and exclusive possession of the Sublease Premises, and Sublessee shall remain liable to Sublessor for all rent, damages, or other charges due to Sublessor by Sublessee, or due to Landlord by Sublessor as a result of such default by Sublessee; and Sublessor shall have all rights and options granted to Landlord under the Prime Lease in addition to the foregoing, and further, Sublessor may seek any remedies available at law or in equity. Sublessee shall pay all costs, reasonable attorneys' fees and expenses incurred by Sublessor in enforcing any of the terms, provision, covenants and agreements herein contained.

12. USE OF SUBLEASE PREMISES.

The Sublease Premises shall be used and occupied only for general offices, and for no other use or purpose.

13. ATTORNEY'S FEES.

If Sublessor, Sublessee, or their respective broker(s) (if any) shall commence an action against the other(s) arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys' fees.

14. NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be sent by United States Mail, postage prepaid, addressed to the Sublessee at the Sublease Premises, and to the address set forth herein, or to such other place as Sublessee may from time to time designate in a notice to Sublessor. All notices and demands by Sublessee to Sublessor shall be sent by United States Mail, postage prepaid, addressed to Sublessor at the address set forth herein, and to such other person or place as Sublessor may from time to time designate in a notice to Sublessee.

To Sublessor: American BioInnovations LLC,
53 Loveton Circle, Suite 104, Sparks,
Maryland 21152

To Sublessee: FSD Pharma,
53 Loveton Circle, Suite 104, Sparks,
Maryland 21152

15. CONSENT BY THE LANDLORD.

THIS SUBLEASE SHALL BE OF NO FORCE OR EFFECT UNLESS CONSENTED TO BY LANDLORD, IN WRITING.

16. COMPLIANCE.

The parties hereto agree to comply with all applicable federal, state and local laws, regulations, codes, ordinances and administrative orders having jurisdiction over the parties, property or the subject matter of this Sublease, including, but not limited to, the 1964 Civil Rights Act and all amendments thereto, the Foreign Investment in Real Property Tax Act, the Comprehensive Environmental Response Compensation and Liability Act, and The Americans With Disabilities Act.

17. MISCELLANEOUS

No amendment, modification or discharge of this Sublease, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge, or waiver is sought. No delay or failure at any time on the part of Sublessor in exercising any right, power or privilege under this Sublease, or in enforcing any provision of this Sublease, shall impair any such right, power or privilege, or be construed as a waiver of such provision, or be construed as a waiver of any default or as any acquiescence therein, or shall affect the right of Sublessor thereafter to enforce each and every provision of this Sublease in accordance with its terms.

This Sublease, the rights and obligations of the parties, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (excluding the choice of law rules thereof).

This Sublease may be signed in counterparts, none of which need contain the signature of all the parties hereto and each of which shall be deemed to be an original. Scanned and electronic signatures shall have the same binding effect as original signatures.

[SIGNATURES FOLLOW]

The parties hereto have executed this Sublease as of the day and year first above written.

SUBLESSOR: American BioInnovations LLC

By: *(Signed) American BioInnovations LLC*

Printed Name: Dr. Patrick Onyango

Title: Founder

Date: 12/21/2021

SUBLESSEE: FSD Pharma Inc.,

By: *(Signed) Nathan Coyle*

Printed Name: Nathan Coyle

Title: CFO FSD Pharma

Date: 12/23/21

LANDLORD'S CONSENT TO SUBLEASE

The undersigned ("Landlord"), Landlord under the Lease, hereby consents to the foregoing Sublease without waiver of any restriction in the Lease concerning further assignment or subletting or further alterations. This Consent to Sublease does not constitute Landlord's agreement or consent to, or approval of, the particular terms and conditions contained in the Sublease, but only approval of the act of Sublessor's transfer to Sublessee, by sublease, of an interest in the Premises, for the Sublease term. Sublessor and Sublessee shall not amend in any respect the Sublease without the prior written approval of Landlord. Sublessor remains primarily and fully liable for all of its covenants, obligations, agreements, liabilities, duties, and payments under the Lease. The Lease remains in full force and effect and unchanged in any respect. Landlord certifies that, as of the date of Landlord's execution hereof, Sublessor is not in default or breach of any of the provisions of the Lease, and that as of the date hereof, the Lease has not been amended or modified except as expressly set forth in the foregoing Sublease.

LANDLORD: ST. JOHN PROPERTIES, INC.

By: *(Signed) St. John Properties, Inc.*

Printed Name: Sean Doordan

Title: Executive Vice President

Date: December 29, 2021

Exhibit A

Prime Lease

Exhibit 1

FSD/ABI Space allocation, 53 Loveton Circle STE 104, Sparks, MD 21120


99.2 SF
Shared
76 SF
Shared
80.4 SF
Shared
80.4 SF
Shared
54 SF
Shared
Shared
1020 SF
ABI
115 SF
FSD
351.1 SF
Shared
Shared
235.2 SF
FSD
120 SF
ABI

AREA OCCUPANCY	AREA (sqft)	ABI OCCUPANCY (%)	(sqft)	FSD-USA OCCUPANCY (%)	(sqft)
Office1 (10 x 12)	120	100%	120.00	0%	-
Office2 (12 x 9'6")	115.2	0%	-	100%	115.20
Storage	235.2	0%	-	100%	235.20
Bath1, Men's	80.4	50%	40.20	50%	40.20
Bath2, Women's	80.4	50%	40.20	50%	40.20
Kitchen	54	50%	27.00	50%	27.00
Lab	1020	100%	1,020.00	0%	-
Conference Room	351.1	50%	175.55	50%	175.55
Reception/Foyer	175.2	50%	87.60	50%	87.60
Hall1, Reception to Lab	123.9	50%	61.95	50%	61.95
Hall2, Between storage and offices	94.8	50%	47.40	50%	47.40
Other areas (partition walls and exterior, at bldg front and rear)	99.8	50%	49.90	50%	49.90
TOTAL AREA OCCUPANCY	2550	65%	1669.8	35%	880.2